EXHIBIT 99.0

Data I/O Reports Fourth Quarter 2021 Results

27% Revenue Growth for the Year on Automotive and Consumables Growth

Redmond, WA – February 24, 2022 -- Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced security and data deployment solutions for microcontrollers, security ICs and memory devices, today announced financial results for the fourth quarter ended December 31, 2021.

Fourth Quarter 2021 Highlights

•	Net sales of $6.4 million, up 29% from the prior year; bookings of $6.2 million
•	Quarter-end backlog of $2.9 million
•	Gross margin as a percentage of sales of 54.4%
•	Net loss of ($205,000) or ($0.02) per share
•	Adjusted EBITDA* of $117,000
•	Cash & Equivalents of $14.2 million; no debt
•	Received 2021 GLOBAL Technology Award for SentriX Product Creator™ tool suite

Full Year 2021 Highlights

•	Net sales of $25.8 million, up 27% from the prior year; bookings of $25.5 million
•	Gross margin as a percentage of sales of 57.0%
•	Net loss of ($555,000) or ($0.06) per share
•	Adjusted EBITDA of $1.5 million
•	Automotive Electronics represented 58% of bookings for 2021
•	Increased SentriX® bookings and revenue over 100%
•	Deployment of over 390 PSV systems worldwide

*	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation is provided in the tables of this press release.

Management Comments

Commenting on the fiscal year ended December 31, 2021, Anthony Ambrose, President and CEO of Data I/O Corporation, said, “2021 was a bounce back year from the depths of the COVID-19 induced automotive recession. We reported strong annual revenue growth of 27% and a doubling of sales for our new SentriX® security provisioning platform in 2021. Our performance in the fourth quarter and full year was driven by the continuing recovery in the automotive electronics market, solid delivery performance of our factories in challenging conditions, and strength in sales of adapters.

“A critical component of our plan are increases in recurring revenues associated with sales of consumable adapters, software and services. Our increasing installed base of PSV machines provides recurring and consumable revenues which supplement our capital equipment sales. At the end of 2021, our PSV installed base increased to over 390 systems, up from approximately 330 at the end of the prior year. For the first time, we sold a SentriX system to an OEM. This sale included a recurring software license. We also announced the first upgrade of an installed PSV machine to add secure provisioning. We have proven in 2021 that we can monetize our software and equipment to serve the needs of our clients while bolstering our financial position. Total consumable revenue grew for the fourth consecutive year on the strength of adapter sales.

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“The resiliency of our supply chain has been a strong mitigating factor that led to our improved performance, which included gross margins increasing to 57% and our return to adjusted EBITDA profitability in 2021. We delivered consistently despite semiconductor shortages, supply disruptions and shipping challenges. Inflation has picked up in 2021 and we have responded accordingly with a December price increase across the product lines.

“Bookings of $25.5 million in 2021 increased 23% over the prior year and reached the highest level since 2018. The recovery in automotive has been metered somewhat due to inadequate silicon supply that has hampered automobile builds. As silicon shortages ease, we see a short-term demand driver and a long term 10-15% compounded annual growth rate for the next decade for semiconductor content in automotive electronics. Contributing to this demand profile is the accelerating adoption of electric vehicles (EV) which consume an estimated three times as much semiconductor content per vehicle as compared to an internal combustion engine automobile. In addition to key customer wins in 2021, we have been working very closely with EV-related technology companies and continue to invest in our platforms to support this high growth segment of the market.

“As we look forward to 2022, celebrating our 50th year in business, we are confident that our industry leading secure programming technology platform, automotive momentum, resilient supply chain and strong balance sheet position us to capitalize on demand supported by exciting high growth secular trends. We are planning for double-digit bookings growth, consistent with the long-term double-digit semiconductor growth rate in the automotive electronics industry. We are planning for significantly higher SentriX growth rates building off of our record 2021.”

Fourth Quarter and Full Year 2021 Financial Results

Net sales in the fourth quarter of 2021 were $6.4 million, up 29% as compared with $4.9 million in the fourth quarter of 2020. The increase from the prior year period primarily reflects higher overall demand for equipment, higher adapter usage and the growing installed base of systems throughout the world. Total recurring and consumable revenues represented $2.9 million or 46% of total revenues in the fourth quarter 2021, as compared with $2.4 million or 48% of the lower fourth quarter 2020 total. For all of 2021, net sales were $25.8 million, up 27% from $20.3 million in 2020. Total recurring and consumable revenues represented $10.8 million or 42% of the total in 2021, an increase from $8.8 million or 44% in 2020.

Fourth quarter 2021 bookings were $6.2 million, up from $5.0 million in the third quarter 2021 and $6.0 million in the fourth quarter of the prior year. Bookings for all of 2021 were $25.5 million, up from $20.8 million in 2020. Backlog at December 31, 2021 was approximately $2.9 million, down from approximately $3.3 million at September 30, 2021 and $3.9 million at December 31, 2020.

Gross margin as a percentage of sales was 54.4% in the fourth quarter of 2021, as compared to 47.0% in the same period of the prior year. The difference in gross margin as a percentage of sales primarily reflects the impact of higher sales volume on relatively fixed costs, improved factory variances and product mix in the 2021 period, partially offset by higher costs during the fourth quarter of 2021. For all of 2021, gross margin was 57.0%, compared to 53.2% for the prior year.

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Net loss in the fourth quarter of 2021 was ($205,000), or ($0.02) per share, compared with a net loss of ($1,646,000), or ($0.20) per share, for the fourth quarter of 2020. Included in net loss are foreign currency transaction losses of ($138,000) for the fourth quarter of 2021 and ($211,000) for the fourth quarter of 2020. For the full year, a net loss of ($555,000), or ($0.06) per share, in 2021 was down from a net loss of ($3,964,000), or ($0.48) per share, in 2020. The primary differences between the quarterly and annual periods reflects higher sales volumes and improved gross margins in the 2021 periods and one-time expenses in the prior year periods, which was partially offset by higher incentive compensation in 2021.

Adjusted earnings before interest, taxes, depreciation and amortization, which excludes equity compensation, impairment and related non-cash, one-time items, (“Adjusted EBITDA”) was $117,000 in the fourth quarter of 2021, compared to Adjusted EBITDA of ($194,000) in the fourth quarter of 2020. For the full year, Adjusted EBITDA was $1,451,000 in 2021, compared to ($366,000) in 2020.

Data I/O’s financial condition remained strong with cash of $14.2 million at December 31, 2021, flat as compared with September 30, 2021 and December 31, 2020. Data I/O had net working capital of $18.5 million at December 31, 2021, flat as compared to September 30, 2021 and an improvement from $18.1 million at December 31, 2020. The Company continues to have no debt.

Conference Call Information

A conference call discussing financial results for the fourth quarter ended December 31, 2021 will follow this release today at 2 p.m. Pacific Time/5 p.m. Eastern Time. To listen to the conference call, please dial 412-317-5788. A replay will be made available approximately one hour after the conclusion of the call. To access the replay, please dial 412-317-0088, access code 2966376. The conference call will also be simultaneously webcast over the Internet; visit the Webcasts and Presentations section of the Data I/O Corporation website at www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronic devices. Today, our customers use Data I/O security deployment and programming solutions to reliably, securely, and cost-effectively bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service professionals, ensuring success for our customers.

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Learn more at dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, silicon chip shortages, supply chain expectations, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statement disclaimers also apply to the global COVID-19 pandemic, including the expected effects on the Company’s business from COVID-19, the duration and scope, impact on the demand for the Company’s products, and the pace of recovery for the COVID-19 pandemic to subside. These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, coronavirus related business interruptions, changes in economic conditions, part shortages and other risks including those described in the Company’s filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

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Non-GAAP financial measures, such as EBITDA, Adjusted EBITDA excluding equity compensation and impairment & related charges, and Adjusted gross margin should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

Contacts:

Joel Hatlen
Chief Operating and Financial Officer
Data I/O Corporation 6645 185th Ave. NE, Suite 100
Redmond, WA 98052

Darrow Associates, Inc.
Jordan Darrow
(512) 551-9296 jdarrow@darrowir.com

- tables follow -

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DATA I/O CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Net Sales	$6,357	$4,941	$25,835	$20,328
Cost of goods sold	2,900	2,619	11,115	9,506
Gross margin	3,457	2,322	14,720	10,822
Operating expenses:
Research and development	1,626	1,594	6,635	6,357
Selling, general and administrative	2,026	1,567	8,358	6,891
Impairment	-	652	-	652
Total operating expenses	3,652	3,813	14,993	13,900
Operating income (loss)	(195)	(1,491)	(273)	(3,078)
Non-operating income (loss):
Interest income	-	1	11	14
Gain on sale of assets	21	-	21	-
Foreign currency transaction gain (loss)	(138)	(211)	(202)	(513)
Total non-operating income (loss)	(117)	(210)	(170)	(499)
Income (loss) before income taxes	(312)	(1,701)	(443)	(3,577)
Income tax (expense) benefit	107	55	(112)	(387)
Net income (loss)	($205)	($1,646)	($555)	($3,964)

Basic earnings (loss) per share	($0.02)	($0.20)	($0.06)	($0.48)
Diluted earnings (loss) per share	($0.02)	($0.20)	($0.06)	($0.48)
Weighted-average basic shares	8,621	8,416	8,545	8,333
Weighted-average diluted shares	8,621	8,416	8,545	8,333

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DATA I/O CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(UNAUDITED)

	December 31, 2021	December 31, 2020

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,190	$14,167
Trade accounts receivable, net of allowance for
doubtful accounts of $89 and $66, respectively	3,995	2,494
Inventories	6,351	5,270
Other current assets	737	1,319
TOTAL CURRENT ASSETS	25,273	23,250

Property, plant and equipment – net	946	1,216
Other assets	2,838	1,126
TOTAL ASSETS	$29,057	$25,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,373	$1,245
Accrued compensation	2,496	1,509
Deferred revenue	1,507	1,068
Other accrued liabilities	1,413	1,307
Income taxes payable	-	62
TOTAL CURRENT LIABILITIES	6,789	5,191

Operating lease liabilities	2,277	588
Long-term other payables	138	174

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 8,621,007 shares as of December 31,
2021 and 8,416,335 shares as of December 31, 2020	20,886	20,071
Accumulated earnings (deficit)	(2,011)	(1,456)
Accumulated other comprehensive income	978	1,024
TOTAL STOCKHOLDERS’ EQUITY	19,853	19,639
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,057	$25,592

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DATA I/O CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
(in thousands)
Net Income (loss)	($205)	($1,646)	($555)	($3,964)
Interest (income)	-	(1)	(11)	(14)
Taxes	(107)	(55)	112	387
Depreciation and amortization	150	194	667	815
EBITDA earnings (loss)	($162)	($1,508)	$213	($2,776)

Equity compensation	279	371	1,238	1,467
Impairment & related	-	943	-	943
Adjusted EBITDA, excluding equity compensation and impairment & related charges	$117	($194)	$1,451	($366)

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